Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL YEAR 2024 RESULTS

Net Income of $2.14 Million in the December 2023 Quarter

Net Interest Margin of 2.78% in the December 2023 Quarter

Loans Held for Investment of $1.08 Billion at December 31, 2023, Essentially Unchanged
from June 30, 2023

Total Deposits of $912.0 Million at December 31, 2023, Down 4% from June 30, 2023

Non-Performing Assets to Total Assets Ratio of 0.13% at December 31, 2023

Non-Interest Expenses Remain Well Controlled

Riverside, Calif. – January 29, 2024 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the second quarter of the fiscal year ending June 30, 2024.
The Company reported net income of $2.14 million, or $0.31 per diluted share (on 6.98 million average diluted shares outstanding for the quarter ended December 31, 2023), down 10 percent from net income of $2.37 million, or $0.33 per diluted share (on 7.24 million average diluted shares outstanding), in the comparable period a year ago. The decrease in earnings was due to a $611,000 decrease in net interest income, a $546,000 increase in non-interest expenses and an $81,000 decrease in non-interest income, partly offset by a $911,000 change in the provision for credit losses resulting from a $720,000 recovery of credit losses in the quarter, in contrast to a $191,000 provision for credit losses in the comparable quarter a year ago.
"We are closely monitoring the prevailing uncertain economic climate and adjusting our short-term strategies accordingly.  We were encouraged by Federal Reserve Chairman Powell’s prepared remarks on December 13, 2023, subsequent to the Federal Open Market Committee meeting, where he outlined the progress made to reduce inflation from its highs without a significant increase in unemployment.  We welcome the Committee’s decision to pause implementing more restrictive monetary policies, resulting in lower interest rates in the market generally," stated Donavon P. Ternes, President and Chief Executive Officer of the Company. "As we look ahead, there is a possibility that 2024 may offer a more favorable environment for growth, allowing us to return to less restrictive operating strategies and resume growing our loan portfolio at a reasonable pace.  Regardless, we remain prepared to respond to improving, similar, or worsening operating conditions," Ternes concluded.
Return on average assets for the second quarter of fiscal 2024 was 0.66 percent, down from 0.75 percent for the same period of fiscal 2023. Return on average stockholders’ equity for the second quarter of fiscal 2024 was 6.56 percent, down from 7.27 percent for the comparable period of fiscal 2023.
On a sequential quarter basis, the $2.14 million net income for the second quarter of fiscal 2024 reflects a 22 percent increase from $1.76 million in the first quarter of fiscal 2024. The increase was primarily attributable to the $1.27 million impact from the change in the provision for credit losses resulting from the $720,000 recovery of credit losses in the current quarter, in contrast to a $545,000 provision for credit losses in the prior sequential quarter and a $124,000 increase in non-interest income (mainly due to loan prepayment fees and other income), partly offset by a $365,000 decrease in net interest income and a $488,000 increase in non-interest expense (mainly as a result of salaries and employee benefits, attributable to a higher adjustment for the supplemental executive retirement plans). The recovery of credit losses was primarily attributable to a shorter estimated life of the loan portfolio resulting from lower market interest rates and higher prepayment estimates. Diluted earnings per share for the second quarter of fiscal 2024 were $0.31 per share, up 24 percent from $0.25 per share in the first quarter of fiscal 2024. Return on average assets was 0.66 percent for the second quarter of fiscal 2024, compared to 0.54 percent in the first quarter of fiscal 2024. Return on average stockholders’ equity for the second quarter of fiscal 2024 was 6.56 percent, compared to 5.40 percent for the first quarter of fiscal 2024.
Net income decreased $558,000, or 13 percent, to $3.90 million for the six months ended December 31, 2023 from $4.46 million in the comparable period in 2022. Diluted earnings per share for the six months ended December 31, 2023 decreased eight percent to $0.56 per share (on 7.00 million average diluted shares outstanding) from $0.61 per share (on 7.27 million average diluted shares outstanding) for the comparable six-month period last year. The decrease in earnings was primarily attributable to a $437,000 decrease in net-interest income, a $333,000 decrease in non-interest income (mainly due to loan prepayment fees) and a $461,000 increase in non-interest expense (mainly as a result of salaries and employee benefits, premises and occupancy expenses and deposit insurance premiums and regulatory assessments), partly offset by a $436,000 change in the provision for credit losses resulting from the $175,000 recovery of credit losses for the six months ended December 31, 2023, in contrast to the $261,000 provision for credit losses for the comparable six-month period last year.
In the second quarter of fiscal 2024, net interest income decreased $611,000, or seven percent, to $8.77 million from $9.39 million for the same quarter last year. The decrease was primarily due to a lower net interest margin, partly offset by a higher average balance of interest-earning assets. The net interest margin during the second quarter of fiscal 2024 decreased 27 basis points to 2.78 percent from 3.05 percent in the same quarter last year. The average yield on interest-earning assets increased 70 basis points to 4.33 percent in the second quarter of fiscal 2024 from

3.63 percent in the same quarter last year while the average cost of interest-bearing liabilities increased by 106 basis points to 1.69 percent in the second quarter of fiscal 2024 from 0.63 percent in the same quarter last year. The average balance of interest-earning assets increased three percent to $1.26 billion in the second quarter of fiscal 2024 from $1.23 billion in the same quarter last year, primarily due to increases in the average balance of loans receivable, partly offset by a decrease in the average balance of investment securities.
Interest income on loans receivable increased $2.27 million, or 22 percent, to $12.51 million in the second quarter of fiscal 2024 from $10.24 million in the same quarter of fiscal 2023. The increase was due to a higher average loan yield and, to a lesser extent, a higher average loan balance. The average yield on loans receivable increased 65 basis points to 4.66 percent in the second quarter of fiscal 2024 from 4.01 percent in the same quarter last year. Adjustable-rate loans of approximately $89.3 million repriced upward in the second quarter of fiscal 2024 by approximately 97 basis points from a weighted average rate of 6.34 percent to 7.31 percent.  The average balance of loans receivable increased $53.0 million, or five percent, to $1.07 billion in the second quarter of fiscal 2024 from $1.02 billion in the same quarter last year. Total loans originated for investment in the second quarter of fiscal 2024 were $20.2 million, down 73 percent from $74.3 million in the same quarter last year. Loan principal payments received in the second quarter of fiscal 2024 were $17.8 million, down 36 percent from $28.0 million in the same quarter last year.
Interest income from investment securities decreased four percent to $524,000 in the second quarter of fiscal 2024 from $548,000 for the same quarter of fiscal 2023. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $28.0 million, or 16 percent, to $147.2 million in the second quarter of fiscal 2024 from $175.2 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments on and prepayments of the investment securities. The average yield on investment securities increased 17 basis points to 1.42 percent in the second quarter of fiscal 2024 from 1.25 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($137,000 vs. $203,000) due to lower total principal repayments ($5.9 million vs. $7.6 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the second quarter of fiscal 2024, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed $197,000 in cash dividends to the Bank on its FHLB stock, up 36 percent from $145,000 in the same quarter last year, resulting in an average yield on FHLB stock of 8.29 percent in the second quarter of fiscal 2024 compared to 7.04 percent in the same quarter last year. The average balance of FHLB – San Francisco stock in the second quarter of fiscal 2024 was $9.5 million, up from $8.2 million in the same quarter of fiscal 2023.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank of San Francisco, was $435,000 in the second quarter of fiscal 2024, up 80 percent from $241,000 in the same quarter of fiscal 2023. The increase was due to a higher average yield and, to a lesser extent, a higher average balance. The average yield earned on interest-earning deposits in the second quarter of fiscal 2024 was 5.41 percent, up 152 basis points from 3.89 percent in the same quarter last year. The increase in the average yield was due to a higher average interest rate on the Federal Reserve Bank’s reserve balances resulting from recent increases in the targeted federal funds rate. The average balance of the Company’s interest-earning deposits increased $7.3 million, or 30 percent, to $31.5 million in the second quarter of fiscal 2024 from $24.2 million in the same quarter last year.
Interest expense on deposits for the second quarter of fiscal 2024 was $2.27 million, a 379 percent increase from $475,000 for the same period last year. The increase in interest expense on deposits was attributable to a higher weighted average cost, partly offset by a lower average balance. The average cost of deposits was 0.99 percent in the second quarter of fiscal 2024, up 79 basis points from 0.20 percent in the same quarter last year. The increase in the average cost of deposits was primarily attributable to an increase in higher costing time deposits, particularly brokered certificates of deposit. The average balance of deposits decreased $47.8 million, or five percent, to $914.6 million in the second quarter of fiscal 2024 from $962.4 million in the same quarter last year.
Transaction account balances or “core deposits” decreased $72.0 million, or 10 percent, to $657.6 million at December 31, 2023 from $729.6 million at June 30, 2023, while time deposits increased $33.4 million, or 15 percent, to $254.3 million at December 31, 2023 from $220.9 million at June 30, 2023. The increase in time deposits was primarily due to an increase in brokered certificates of deposits. As of December 31, 2023, brokered certificates of deposit totaled $122.7 million with a weighted average cost of 5.26 percent (including broker fees), up 15 percent from $106.4 million with a weighted average cost of 4.78 percent at June 30, 2023.
Interest expense on borrowings, consisting of FHLB – San Francisco advances, for the second quarter of fiscal 2024 increased $1.31 million, or 100 percent, to $2.62 million from $1.31 million for the same period last year. The increase in interest expense on borrowings was primarily the result of a higher average balance and a higher average cost. The average balance of borrowings increased $76.8 million, or 50 percent, to $230.5 million in the second quarter of fiscal 2024 from $153.7 million in the same quarter last year and the average cost of borrowings increased by 113 basis points to 4.51 percent in the second quarter of fiscal 2024 from 3.38 percent in the same quarter last year.
At December 31, 2023, the Bank had approximately $266.5 million of remaining borrowing capacity at the FHLB – San Francisco. Additionally, the Bank has an unused secured borrowing facility of approximately $183.0 million with the Federal Reserve Bank of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $499.5 million at December 31, 2023.
The Bank continues to work with both the FHLB - San Francisco and Federal Reserve Bank of San Francisco to ensure that borrowing capacity is continuously reviewed and updated in order to be accessed seamlessly should the need arise.

During the second quarter of fiscal 2024, the Company recorded a recovery of credit losses of $720,000 (which includes a $41,000 recovery for unfunded commitment reserves), as compared to a $191,000 provision for credit losses recorded during the same period last year and a $545,000 provision for credit losses recorded in the first quarter of fiscal 2024 (sequential quarter). The recovery of credit losses recorded in the second quarter of fiscal 2024 was primarily attributable to a shorter estimated life of the loan portfolio resulting from lower market interest rates and higher loan prepayment estimates, while the outstanding balance of loans held for investment at December 31, 2023 remained virtually unchanged from September 30, 2023.
Non-performing assets, comprised solely of non-accrual loans with underlying collateral located in California, increased $450,000 or 35 percent to $1.8 million, or 0.13 percent of total assets, at December 31, 2023, compared to $1.3 million, or 0.10 percent of total assets, at June 30, 2023. The non-performing loans at December 31, 2023 were comprised of eight single-family loans, while the non-performing loans at June 30, 2023 were comprise of six single-family loans. At both December 31, 2023 and June 30, 2023, there was no real estate owned and no accruing loans past due 90 days or more. There were no net loan charge-offs for the quarter ended December 31, 2023, as compared to $1,000 of net loan recoveries for the quarter ended December 31, 2022.
Classified assets were $2.6 million at December 31, 2023 consisting of $866,000 of loans in the special mention category and $1.7 million of loans in the substandard category. Classified assets at June 30, 2023 were $2.3 million, consisting of $509,000 of loans in the special mention category and $1.8 million of loans in the substandard category.
The allowance for credit losses on gross loans held for investment was $7.0 million, or 0.65 percent of gross loans held for investment, at December 31, 2023, up from the $5.9 million, or 0.55 percent of gross loans held for investment, at June 30, 2023. The increase in the allowance for credit losses was due primarily to the adoption of the Current Expected Credit Losses (“CECL”) methodology on July 1, 2023, which resulted in a $1.2 million increase in our allowance for credit losses, partly offset by a $175,000 recovery of credit losses in the first six months of fiscal 2024 (which included a $32,000 recovery for unfunded commitment reserves). Results for reporting periods beginning after July 1, 2023 are presented under CECL while prior period amounts continue to be reported in accordance with previously applicable accounting standards. Management believes that, based on currently available information, the allowance for credit losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2023 under the CECL methodology.
Non-interest income decreased by $81,000, or eight percent, to $875,000 in the second quarter of fiscal 2024 from $956,000 in the same period last year, due primarily to decreases in deposit account fees, card and processing fees and other non-interest income. On a sequential quarter basis, non-interest income increased $124,000 or 17 percent, primarily due to higher loan servicing and other fees.
Non-interest expenses increased $546,000, or eight percent, to $7.34 million in the second quarter of fiscal 2024 from $6.80 million for the same quarter last year, primarily due to higher salaries and employee benefits, premises and occupancy and professional expenses. On a sequential quarter basis, non-interest expenses increased $488,000, or seven percent, to $7.34 million in the second quarter of fiscal 2024 from $6.86 million in the first quarter of fiscal 2024, primarily due to an increase in salaries and employee benefits, attributable to a higher adjustment for the supplemental executive retirement plans, partly offset by lower incentive compensation expenses.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the second quarter of fiscal 2024 was 76.11 percent, up from 65.74 percent in the same quarter last year and 69.32 percent in the first quarter of fiscal 2024. The deterioration in the efficiency ratio compared to both the sequential quarter and the comparable quarter last year was due to higher non-interest expense, coupled with a decline in revenues, during the current quarter.
The Company’s provision for income taxes was $884,000 for the second quarter of fiscal 2024, down 10 percent from $981,000 in the same quarter last year but up 22 percent from $727,000 for first quarter of fiscal 2024. The decrease during the current quarter compared to the same quarter last year was due to a decrease in pre-tax income, while the increase compared to the first quarter of 2024 was due to an increase in pre-tax income. The effective tax rate in the second quarter of fiscal 2024 was 29.2 percent as compared to 29.3 percent in the same quarter last year and 29.2 percent for the first quarter of fiscal 2024.
The Company repurchased 62,710 shares of its common stock at an average cost of $11.96 per share during the quarter ended December 31, 2023, pursuant to its current stock repurchase program. As of December 31, 2023, a total of 287,643 shares remain available for future purchase under the Company’s current repurchase program, which expires on September 28, 2024.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, January 30, 2024 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-888-412-4131 and referencing Conference ID number 3610756.  An audio replay of the conference call will be available through Tuesday, February 6, 2024 by dialing 1-800-770-2030 and referencing Conference ID number 3610756.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Tam B. Nguyen
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Assets
Cash and cash equivalents	$46,878	$57,978	$65,849	$60,771	$24,840
Investment securities - held to maturity, at cost with no allowance for credit losses	141,692	147,574	154,337	161,336	168,232
Investment securities - available for sale, at fair value with no allowance for credit losses	1,996	2,090	2,155	2,251	2,377
Loans held for investment, net of allowance for credit losses of $7,000; $7,679; $5,946; $6,001 and $5,830, respectively; includes $1,092; $1,061; $1,312; $1,352 and $1,345 of loans held at fair value, respectively	1,075,765	1,072,170	1,077,629	1,077,704	1,040,337
Accrued interest receivable	4,076	3,952	3,711	3,610	3,343
FHLB – San Francisco stock	9,505	9,505	9,505	8,239	8,239
Premises and equipment, net	9,598	9,426	9,231	9,193	8,911
Prepaid expenses and other assets	11,583	10,420	10,531	12,176	14,763
Total assets	$1,301,093	$1,313,115	$1,332,948	$1,335,280	$1,271,042

Liabilities and Stockholders’ Equity
Liabilities:
Non-interest-bearing deposits	$94,030	$105,944	$103,007	$108,479	$108,891
Interest-bearing deposits	817,950	825,187	847,564	874,567	836,411
Total deposits	911,980	931,131	950,571	983,046	945,302

Borrowings	242,500	235,009	235,009	205,010	180,000
Accounts payable, accrued interest and other liabilities	16,952	17,770	17,681	17,818	16,499
Total liabilities	1,171,432	1,183,910	1,203,261	1,205,874	1,141,801

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615; 18,229,615; 18,229,615; 18,229,615 and 18,229,615 shares issued respectively; 6,946,348; 7,007,058; 7,043,170; 7,033,963 and 7,132,270 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,565	99,554	99,505	98,962	98,732
Retained earnings	208,396	207,231	207,274	206,449	205,117
Treasury stock at cost (11,283,267; 11,222,557; 11,186,445; 11,195,652 and 11,097,345 shares, respectively)	(178,476)	(177,732)	(177,237)	(176,163)	(174,758)
Accumulated other comprehensive loss, net of tax	(7)	(31)	(38)	(25)	(33)
Total stockholders’ equity	129,661	129,205	129,687	129,406	129,241
Total liabilities and stockholders’ equity	$1,301,093	$1,313,115	$1,332,948	$1,335,280	$1,271,042

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Interest income:
Loans receivable, net	$12,509	$10,237	$24,685	$19,337
Investment securities	524	548	1,048	1,084
FHLB – San Francisco stock	197	145	376	268
Interest-earning deposits	435	241	898	380
Total interest income	13,665	11,171	27,007	21,069

Interest expense:
Checking and money market deposits	72	61	129	121
Savings deposits	73	44	111	88
Time deposits	2,128	370	3,918	583
Borrowings	2,618	1,311	4,936	1,927
Total interest expense	4,891	1,786	9,094	2,719

Net interest income	8,774	9,385	17,913	18,350
(Recovery of) provision for credit losses	(720)	191	(175)	261
Net interest income, after (recovery of) provision for credit losses	9,494	9,194	18,088	18,089

Non-interest income:
Loan servicing and other fees	124	115	103	223
Deposit account fees	299	327	587	670
Card and processing fees	333	367	686	748
Other	119	147	250	318
Total non-interest income	875	956	1,626	1,959

Non-interest expense:
Salaries and employee benefits	4,569	4,384	8,683	8,523
Premises and occupancy	903	796	1,806	1,657
Equipment	346	258	633	569
Professional	410	310	882	902
Sales and marketing	181	175	349	322
Deposit insurance premiums and regulatory assessments	209	139	406	274
Other	726	736	1,441	1,492
Total non-interest expense	7,344	6,798	14,200	13,739
Income before income taxes	3,025	3,352	5,514	6,309
Provision for income taxes	884	981	1,611	1,848
Net income	$2,141	$2,371	$3,903	$4,461

Basic earnings per share	$0.31	$0.33	$0.56	$0.62
Diluted earnings per share	$0.31	$0.33	$0.56	$0.61
Cash dividends per share	$0.14	$0.14	$0.28	$0.28

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Interest income:
Loans receivable, net	$12,509	$12,176	$11,826	$11,028	$10,237
Investment securities	524	524	537	548	548
FHLB – San Francisco stock	197	179	142	146	145
Interest-earning deposits	435	463	410	286	241
Total interest income	13,665	13,342	12,915	12,008	11,171

Interest expense:
Checking and money market deposits	72	57	50	56	61
Savings deposits	73	38	38	42	44
Time deposits	2,128	1,790	1,387	781	370
Borrowings	2,618	2,318	2,206	1,728	1,311
Total interest expense	4,891	4,203	3,681	2,607	1,786

Net interest income	8,774	9,139	9,234	9,401	9,385
(Recovery of) provision for credit losses	(720)	545	(56)	169	191
Net interest income, after (recovery of) provision for credit losses	9,494	8,594	9,290	9,232	9,194

Non-interest income:
Loan servicing and other fees	124	(21)	87	104	115
Deposit account fees	299	288	298	328	327
Card and processing fees	333	353	416	361	367
Other	119	131	334	188	147
Total non-interest income	875	751	1,135	981	956

Non-interest expense:
Salaries and employee benefits	4,569	4,114	4,855	4,359	4,384
Premises and occupancy	903	903	947	843	796
Equipment	346	287	304	279	258
Professional	410	472	355	260	310
Sales and marketing	181	168	118	182	175
Deposit insurance premiums and regulatory assessments	209	197	192	191	139
Other	726	715	836	810	736
Total non-interest expense	7,344	6,856	7,607	6,924	6,798
Income before income taxes	3,025	2,489	2,818	3,289	3,352
Provision for income taxes	884	727	1,010	966	981
Net income	$2,141	$1,762	$1,808	$2,323	$2,371

Basic earnings per share	$0.31	$0.25	$0.26	$0.33	$0.33
Diluted earnings per share	$0.31	$0.25	$0.26	$0.33	$0.33
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
SELECTED FINANCIAL RATIOS:
Return on average assets	0.66%	0.75%	0.60%	0.72%
Return on average stockholders' equity	6.56%	7.27%	5.98%	6.85%
Stockholders’ equity to total assets	9.97%	10.17%	9.97%	10.17%
Net interest spread	2.64%	3.00%	2.70%	3.01%
Net interest margin	2.78%	3.05%	2.83%	3.05%
Efficiency ratio	76.11%	65.74%	72.68%	67.65%
Average interest-earning assets to average interest- bearing liabilities	110.27%	110.14%	110.22%	110.34%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.31	$0.33	$0.56	$0.62
Diluted earnings per share	$0.31	$0.33	$0.56	$0.61
Book value per share	$18.67	$18.12	$18.67	$18.12
Shares used for basic EPS computation	6,968,460	7,184,652	6,992,565	7,229,015
Shares used for diluted EPS computation	6,980,856	7,236,451	7,004,042	7,273,470
Total shares issued and outstanding	6,946,348	7,132,270	6,946,348	7,132,270

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$8,660	$57,079	$21,112	$114,128
Multi-family	6,608	8,663	11,721	32,859
Commercial real estate	4,936	7,025	5,875	10,350
Construction	—	1,388	—	1,388
Commercial business loans	—	190	—	190
Total loans originated for investment	$20,204	$74,345	$38,708	$158,915

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	12/31/23	09/30/23	06/30/23	03/31/23	12/31/22
SELECTED FINANCIAL RATIOS:
Return on average assets	0.66%	0.54%	0.55%	0.72%	0.75%
Return on average stockholders' equity	6.56%	5.40%	5.52%	7.12%	7.27%
Stockholders’ equity to total assets	9.97%	9.84%	9.73%	9.69%	10.17%
Net interest spread	2.64%	2.75%	2.76%	2.90%	3.00%
Net interest margin	2.78%	2.88%	2.88%	3.00%	3.05%
Efficiency ratio	76.11%	69.32%	73.36%	66.69%	65.74%
Average interest-earning assets to average interest-bearing liabilities	110.27%	110.17%	110.18%	110.23%	110.14%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.31	$0.25	$0.26	$0.33	$0.33
Diluted earnings per share	$0.31	$0.25	$0.26	$0.33	$0.33
Book value per share	$18.67	$18.44	$18.41	$18.40	$18.12
Average shares used for basic EPS	6,968,460	7,016,670	7,031,674	7,080,817	7,184,652
Average shares used for diluted EPS	6,980,856	7,027,228	7,071,644	7,145,583	7,236,451
Total shares issued and outstanding	6,946,348	7,007,058	7,043,170	7,033,963	7,132,270

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$8,660	$12,452	$12,271	$39,543	$57,079
Multi-family	6,608	5,113	6,804	10,660	8,663
Commercial real estate	4,936	939	5,207	3,422	7,025
Construction	—	—	—	260	1,388
Commercial business loans	—	—	—	—	190
Total loans originated for investment	$20,204	$18,504	$24,282	$53,885	$74,345

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	12/31/23	09/30/23	06/30/23	03/31/23	12/31/22
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$31	$33	$33	$160	$160
Allowance for credit losses on loans held for investment	$7,000	$7,679	$5,946	$6,001	$5,830
Non-performing loans to loans held for investment, net	0.16%	0.13%	0.12%	0.09%	0.09%
Non-performing assets to total assets	0.13%	0.10%	0.10%	0.07%	0.08%
Allowance for credit losses to gross loans held for investment	0.65%	0.72%	0.55%	0.56%	0.56%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$1,750	$1,361	$1,300	$945	$956
Loans 30 to 89 days delinquent	$340	$74	$1	$963	$4

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	12/31/23	09/30/23	06/30/23	03/31/23	12/31/22
(Recovery) recourse provision for loans sold	$(2)	$—	$(127)	$—	$—
(Recovery of) provision for credit losses	$(720)	$545	$(56)	$169	$191
Net loan charge-offs (recoveries)	$—	$—	$(1)	$(2)	$(1)

	As of	As of	As of	As of	As of
	12/31/2023	09/30/2023	06/30/2023	03/31/2023	12/31/2022
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.48%	9.25%	9.59%	9.59%	9.55%
Common equity tier 1 capital ratio	18.20%	17.91%	18.50%	17.90%	17.87%
Tier 1 risk-based capital ratio	18.20%	17.91%	18.50%	17.90%	17.87%
Total risk-based capital ratio	19.24%	19.06%	19.38%	18.78%	18.74%

	As of December 31,
	2023		2022
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$630	5.85%	$713	3.60%
U.S. government sponsored enterprise MBS	137,205	1.50	163,612	1.40
U.S. government sponsored enterprise CMO	3,857	2.17	3,907	2.20
Total investment securities held to maturity	$141,692	1.54%	$168,232	1.43%

Available for sale (at fair value):
U.S. government agency MBS	$1,314	3.47%	$1,533	2.48%
U.S. government sponsored enterprise MBS	584	5.61	742	3.55
Private issue CMO	98	4.67	102	3.02
Total investment securities available for sale	$1,996	4.16%	$2,377	2.84%
Total investment securities	$143,688	1.57%	$170,609	1.45%

(1)	Weighted-average yield earned on all instruments which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of December 31,
	2023		2022
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$521,944	4.32%	$479,730	3.82%
Multi-family (5 or more units)	458,502	5.00	465,350	4.33
Commercial real estate	88,640	6.20	88,200	5.08
Construction	2,534	8.88	2,388	4.69
Other	102	5.25	112	5.25
Commercial business loans	1,616	10.50	1,358	9.21
Consumer loans	68	18.50	75	17.13
Total loans held for investment	1,073,406	4.79%	1,037,213	4.17%

Advance payments of escrows	106		176
Deferred loan costs, net	9,253		8,778
Allowance for credit losses	(7,000)		(5,830)
Total loans held for investment, net	$1,075,765		$1,040,337
Purchased loans serviced byothers included above	$10,239	5.59%	$10,876	3.86%
____________
(1)	Weighted-average yield earned on all instruments, which are included in the balance of the respective line item.

	As of December 31,
	2023		2022
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$94,030	—%	$108,891	—%
Checking accounts – interest-bearing	275,396	0.04	331,132	0.04
Savings accounts	256,578	0.14	321,909	0.05
Money market accounts	31,637	0.82	39,807	0.20
Time deposits	254,339	3.76	143,563	1.18
Total deposits(2)(3)	$911,980	1.13%	$945,302	0.22%

Brokered CDs included in time deposits above	$122,700	5.26%	$31,237	2.90%

BORROWINGS:
Overnight	$—	—%	$—	—%
Three months or less	67,500	4.35	95,000	4.52
Over three to six months	32,500	5.00	10,000	2.25
Over six months to one year	40,000	5.21	35,000	3.74
Over one year to two years	67,500	4.14	20,000	2.50
Over two years to three years	20,000	4.72	20,000	2.70
Over three years to four years	—	—	—	—
Over four years to five years	15,000	4.41	—	—
Over five years	—	—	—	—
Total borrowings(4)	$242,500	4.55%	$180,000	3.82%
_____________
(1)	Weighted-average rate paid on all instruments, which are included in the balance of the respective line item.
(2)	Includes uninsured deposits of approximately $140.3 million and $177.9 million at December 31, 2023 and 2022, respectively.
(3)	The average balance of deposit accounts was approximately $34 thousand and $33 thousand at December 31, 2023 and 2022, respectively.
(4)
The Bank had approximately $266.5 million and $237.8 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $183.0 million and $142.8 million of borrowing capacity at the Federal Reserve Bank of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at December 31, 2023 and 2022, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	December 31, 2023		December 31, 2022
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,074,592	4.66%	$1,021,631	4.01%
Investment securities	147,166	1.42	175,199	1.25
FHLB – San Francisco stock	9,505	8.29	8,239	7.04
Interest-earning deposits	31,473	5.41	24,231	3.89
Total interest-earning assets	$1,262,736	4.33%	$1,229,300	3.63%
Total assets	$1,293,471		$1,263,577

Deposits	$914,629	0.99%	$962,409	0.20%
Borrowings	230,546	4.51	153,696	3.38
Total interest-bearing liabilities	$1,145,175	1.69%	$1,116,105	0.63%
Total stockholders’ equity	$130,614		$130,453
____________
(1)	Weighted-average yield earned or/rate paid on all instruments which are included in the balance of the respective line item.

	Six Months Ended		Six Months Ended
	December 31, 2023		December 31, 2022
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,073,600	4.60%	$991,120	3.90%
Investment securities	150,439	1.39	179,775	1.21
FHLB – San Francisco stock	9,505	7.91	8,239	6.51
Interest-earning deposits	32,758	5.36	23,923	3.11
Total interest-earning assets	$1,266,302	4.27%	$1,203,057	3.50%
Total assets	$1,296,811		$1,237,169

Deposits	$927,406	0.89%	$962,338	0.16%
Borrowings	221,501	4.42	127,935	2.99
Total interest-bearing liabilities	$1,148,907	1.57%	$1,090,273	0.49%
Total stockholders’ equity	$130,578		$130,309
__________
(1)	Weighted-average yield earned or rate paid on all instruments which are included in the balance of the respective line item.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	12/31/23	09/30/23	06/30/23	03/31/23	12/31/22
Loans on non-accrual status
Mortgage loans:
Single-family	$1,750	$1,361	$1,300	$945	$956
Total	1,750	1,361	1,300	945	956

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	1,750	1,361	1,300	945	956

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$1,750	$1,361	$1,300	$945	$956
______________
(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.